Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter and Year Ended June 30, 2007

Medway, MA, July 25, 2007 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended June 30, 2007 of $260,000, or $0.16 per share, compared with $455,000, or $0.27 per share, for the same quarter a year ago, a decrease of $195,000, or 42.9%. Net income for the year ended June 30, 2007 was $1.2 million, or $0.75 per share, compared with $1.9 million, or $1.13 per share, for the same period a year ago, a decrease of $622,000, or 33.3%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “When faced with the difficult rate environment that we have experienced for the past several quarters, it becomes even more important to concentrate on providing exceptional customer service and creating attractive pricing strategies to win customers. Strata’s commercial loans continue their steady growth and our recent CD promotions were key to an increase in deposits. Our team continues to monitor the latest economic conditions and responds by adjusting our programs and products to offer the most competitive terms and rates. As we look for relief from this challenging climate, our staff’s knowledge of market conditions and collective experience will help us remain focused on steady, long term performance.”

The Company’s total assets were $415.1 million as of June 30, 2007, compared with $402.2 million as of June 30, 2006, an increase of $12.9 million, or 3.2%. The increase in assets includes an increase in total gross loans of $8.2 million since June 30, 2006 to $332.3 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $13.3 million, or 9.5%, during the year ended June 30, 2007 to $153.5 million. The Company, through its residential loan origination division, the Strata Mortgage Center, originated $38.1 million in residential real estate loans since June 30, 2006. Residential loans sold on the secondary market totaled $20.7 million and $417,000 were designated as held for sale at June 30, 2007. Total residential real estate loans including loans held for sale decreased by $4.2 million, or 2.7%, to $154.1 million at June 30, 2007. The decrease in residential loans reflects the aforementioned loan sales and loan amortization during the year. Home equity loans decreased $959,000, or 3.9% since June 30, 2006 to $23.6 million as loan amortization exceeded new loans and advances.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, corporate bonds, equity securities and Federal Home Loan Bank stock, increased $1.3 million, or 2.3%, since June 30, 2006 to $59.7 million at June 30, 2007. The increase was due to net purchases during the period and a reduction in unrealized loss on securities available for sale due to favorable changes in the market prices for debt and equity securities since June 30, 2006.

Total deposits were $274.2 million, an increase of $5.4 million, since June 30, 2006. Core deposits decreased $9.1 million, or 7.0%. The change in core deposits reflects a decrease of $3.1 million in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the seasonality of the residential loan market and, in addition, have been affected by a slower residential loan market this year. The change in core deposits was also due to customer transfers to higher yielding certificates of deposit at Strata Bank and is a reflection of the competitive marketplace that the Bank operates in for such deposits. Certificates of deposit increased $14.5 million, or 12.0%, due to many certificate promotions during the year and an increase in brokered certificates of deposit of $4.0 million. Funding for this year’s growth in assets was also provided by an increase in borrowings, primarily from the Federal Home Loan Bank of Boston, of $5.7 million, or 5.6%.

For the quarter ended June 30, 2007, net interest income decreased $77,000, or 2.8%, compared with the same quarter last year. Average earning assets increased $15.7 million, or 4.2%, due to loan growth while the yield on assets increased 25 basis points to 6.26% compared to the same quarter last year. The positive effect on interest income from the earning asset growth and higher asset yield, however, was more than offset by an increase in interest expense. The increase in interest expense resulted from an increase in average interest bearing liabilities of $15.3 million, or 4.7%, to fund asset growth, an increase in cost of liabilities of 49 basis points to 3.97%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit compared to the same quarter last year. While the higher rate environment for short-term interest rates over the past year resulted in the increases in earning asset yield and cost of liabilities, this change in market short-term interest rates disproportionately affected the Company’s interest expense, as certain of the Company’s liability costs have risen faster than yields on earning assets. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding, resulted in a decline in interest rate spread of 24 basis points to 2.29% and a decrease in interest rate margin of 20 basis points to 2.78% for the quarter ended June 30, 2007 compared to the same quarter last year.

The provision for loan losses was $105,000 for the quarter ended June 30, 2007, which was $20,000 higher than the $85,000 recorded for the same quarter last year. The allowance for loan losses totaled $3.1 million at June 30, 2007 and represented 0.94% of loans outstanding, compared with the 0.88% at June 30, 2006. This quarter’s higher loan loss provision and increase in allowance as a percentage of total loans was due mostly to required allowance for loan losses allocations to impaired commercial relationships. Nonperforming assets at June 30, 2007 were $3.5 million, or 0.85% of total assets, compared with $2.0 million, or 0.50%, at June 30, 2006. Impaired loans required a valuation allowance of $320,000 at June 30, 2007 compared with $45,000 at June 30, 2006.

Non-interest income was $585,000 for the quarter ended June 30, 2007, which was $95,000, or 19.5%, higher than the same quarter last year due mostly to higher mortgage banking gains of $38,000, higher gains from the sale of equity securities of $36,000, and higher customer service charges of $21,000.

Total non-interest expense for the quarter ended June 30, 2007 was $2.9 million, an increase of $395,000, or 15.9%, compared to the same quarter last year. The increase in non-interest expense was largely the result of occupancy expenses associated with the Company’s new Executive and Operations Center facility.

Stockholders’ equity increased to $29.3 million, or $17.84 book value per share, at June 30, 2007 from $27.7 million, or $16.89 book value per share, at June 30, 2006. The Company’s ratio of stockholders’ equity to total assets at June 30, 2007 was 7.06%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2006 was 6.88%. The increase in the ratio reflects the increase in capital from retained earnings and change in accumulated other comprehensive income due to favorable changes in the market prices for securities since June 30, 2006.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(888) 578-7282

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	June 30 2007	June 30, 2006
Consolidated Balance Sheet Data:
Total assets	$415,059	$402,166
Total loans, net of allowance for loan losses	330,020	322,158
Short-term investments	951	5
Other investments	59,697	58,371
Deposits	274,165	268,719
Borrowings	109,510	103,858
Stockholders’ equity	29,308	27,670

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.06%	6.88%
Book value per share	$17.84	$16.89

Non-performing assets to total assets	0.85%	0.50%
Allowance for loan losses to loans	0.94%	0.88%

Number of full-service offices	8	8
Number of limited-service offices	1	1

	Quarter Ended June 30		Year Ended June 30,
	2007	2006	2007	2006
Consolidated Statement of Income Data:
Total interest income	$6,102	$5,620	$24,231	$20,771
Total interest expense	3,409	2,850	13,243	9,176

Net interest income	2,693	2,770	10,988	11,595
Provision for loan losses	105	85	643	373

Net interest income, after provision for loan losses	2,588	2,685	10,345	11,222

Service charges and other income	424	403	1,574	1,532
Mortgage banking gains, net	55	17	163	61
Securities sale gains, net	106	70	378	389

Total non-interest income	585	490	2,115	1,982

Total non-interest expense	2,874	2,479	10,729	10,323

Income before income taxes	299	696	1,731	2,881
Income taxes	39	241	483	1,011

Net income	$260	$455	$1,248	$1,870

Earnings per share:
Basic	$0.16	$0.28	$0.76	$1.15

Diluted	$0.16	$0.27	$0.75	$1.13

Weighted average shares:
Basic	1,642,461	1,636,760	1,641,579	1,628,358

Diluted	1,664,118	1,657,811	1,662,481	1,649,981

Performance Ratios:
Annualized return on average assets	0.25%	0.46%	0.31%	0.50%
Annualized return on average equity	3.50%	6.57%	4.28%	6.86%
Net interest spread	2.29%	2.53%	2.38%	2.90%
Net interest margin	2.78%	2.98%	2.86%	3.31%